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EXHIBIT 99.1     PRESS RELEASE



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NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:       OCTOBER 20, 1998
CONTACT:    PATRICK J. OWENS, JR.
            SENIOR VICE PRESIDENT/CFO
PHONE:      (717) 459-3722 OFFICE
FAX:        (717) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPORTS FISCAL YEAR 1998
AND FOURTH QUARTER EARNINGS.

Hazleton, Pa. . . . . E. Lee Beard, President and Chief Executive Office for
Northeast Pennsylvania Financial Corp. (the Company) (Amex; NEP), the holding company for First Federal Bank (formerly First Federal Savings and Loan Association of Hazleton), reported a net profit for the quarter ended September 30, 1998 of $896,000, or $.15 per share, compared to a $510,000 net loss for the respective prior year period. Due to the Bank's recent conversion and formation of the Company, earnings per share figures for prior year periods are not applicable. Beard indicated that for the twelve months ended September 30, 1998, the Company had a net loss of $47,000, or ($.01) per share (2), including the one-time $4.8 million non-recurring pre-tax (or $3.1 million after-tax) expense relating to the funding of First Federal Charitable Foundation, a charitable foundation established in connection with the conversion. If the after-tax effect of the contribution were eliminated, the Company would have had net income of $3.1 million, or $.51 per share, for the twelve month period ended September 30, 1998, compared to $1.4 million for the comparable prior year period.

                                  (continued)


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NORTHEAST PENNSYLVANIA FINANCIAL CORP. FOURTH QUARTER
EARNINGS SEPTEMBER 1998


Net interest income for the current quarter rose $1.1 million or 34.1% over the prior year quarter and $2.6 million or 20.7% for the twelve months ended September 30, 1998 over the prior year. These increases were primarily attributable to the interest income from higher outstanding loan and investment balances offset in part by higher interest expenses on outstanding Federal Home Loan Bank (FHLB) advances. The provision for loan losses decreased $234,000 for the current quarter over the prior year quarter due to an increase in loan loss reserves in September 1997. This increase, as well as a $408,000 increase in the fiscal 1998 provision for loan losses, was due to a changing loan portfolio composition as well as efforts to give greater consideration to allowance for loan loss ratio levels of peer group institutions. Non-performing assets have remained relatively stable with balances of $1.3 million and $1.1 million at September 30, 1998 and September 30, 1997, respectively.

Non-interest income for the current quarter increased $961,000 over the prior year's quarter and $1.0 million for the current year over the prior year primarily due to losses on sale of investment securities in 1997 in connection with the Bank's restructuring of its securities portfolio, as well as, a 1997 writedown of assets in conjunction with an anticipated relocation of the Columbia Mall branch. Contributing to the increase in non-interest income were gains resulting from the sale of securities and premium income received through Abstractors, Inc. Non-interest expense increased $366,000 or 13.8% for the current quarter over the prior year's quarter and $977,000 or 10.3% for the current year over the prior year, after eliminating the impact of the charitable contribution to the Foundation. These increases were primarily a result of additions to staff and occupancy expenses relating to the opening of the Mountaintop branch, salary and employee benefit increases (including an ESOP accrual), and increased promotion of loan and deposit products.

The company had total assets of $522.1 million as of September 30, 1998, representing an increase of $152.9 million, or 41.4%, over the balance of $369.2 million as of September 30, 1997. The increases were in securities purchased and loan originations, which were funded with the proceeds of the stock offering, additional FHLB advances, and an increase in deposits.

                                  (continued)



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NORTHEAST PENNSYLVANIA FINANCIAL CORP. FOURTH QUARTER
EARNINGS SEPTEMBER 1998

Northeast Pennsylvania Financial Corp. is the holding company of Abstractors Inc., a wholly-owned title insurance agency, and First Federal Bank, which serves the greater Hazleton area, Mountaintop, Bloomsburg, Lehighton, and all of Schuylkill County, through ten office locations.

                                  (continued)


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

SELECTED FINANCIAL INFORMATION

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)


                                        THREE MONTHS ENDED  TWELVE MONTHS ENDED
                                        ------------------  ------------------
                                           SEPTEMBER 30        SEPTEMBER 30

OPERATING:                                1998       1997      1998      1997
---------                                 ----       ----      ----      ----
Total interest income                    $8,578     $6,825   $30,542   $26,599
Total interest expense                    4,377      3,691    15,566    14,194
Provision for loan losses                   281        515     1,059       651
Non-interest income                         374      (587)       907     (133)
Non-interest expense                      3,021      2,655    15,230     9,492
                                          -----      -----    ------     -----
Income (loss) before income taxes         1,273      (623)     (406)     2,129
                                          -----    -------  --------     -----
Net income (loss)                          $896    $ (510)     ($47)    $1,381
                                           ----    -------     -----    ------
Earnings (loss) per share - basic           .15        N/A     (.01)       N/A
Earnings (loss) per share - diluted         .15        N/A     (.01)       N/A


BALANCE SHEET DATA:                     9/30/98    6/30/98   3/31/98   9/30/97
------------------                      -------    -------   -------   -------
Total assets                           $522,138   $477,807  $443,402  $369,242
Total securities                        220,894    173,452   128,162    83,698
Loans, net                              282,706    279,696   267,540   261,469
Deposits                                324,035    322,872   311,660   314,123
FHLB Advances                           106,498     65,503    43,507    23,516
Total equity                             87,494     84,958    83,974    28,538
Book value per share                     $14.80     $14.37    $14.20       N/A


                                                THREE MONTHS ENDED  TWELVE MONTHS ENDED
                                                ------------------  ------------------
                                                   SEPTEMBER 30,       SEPTEMBER 30,

SELECTED RATIOS:                                  1998       1997      1998      1997
---------------                                   ----       ----      ----      ----
Return on average assets(1)                       .73%      (.54%)    (.01%)      .38%
Return on average assets, excluding Charitable
Contribution                                      .73%        N/A      .72%       N/A
Return on average equity(1)                      4.17%     (6.57%)    (.08%)     4.98%
Return on average equity, excluding Charitable
Contributions                                    4.17%        N/A     5.49%       N/A
Net interest margin(1)                           3.74%      3.51%     3.74%      3.49%
Allowance for loan losses to loans, net           .80%       .48%      .80%       .48%

(1)   Annualized for the three months ended September 30, 1998 and 1997.
(2) Earnings per share calculations are based as if all shares are outstanding for the entire period.